EXHBIT 99.2



                        2Q 2002 EARNINGS CONFERENCE CALL
                  Remarks of Thomas O. Ryder, Chairman and CEO
                                January 24, 2002



Thank you for joining us for our second quarter conference call.

After an extremely difficult first quarter, we are pleased to report second-quarter results of $0.78 per share. This falls on the higher end of the projection I gave you back in October. That guidance was $0.75 to $0.80 per share.

These earnings represent a decline of roughly 20 percent versus last year. However, I think you will agree that the current environment is drastically different from a year ago.

This quarter, all of our businesses were hurt by the U.S. economy and the after-effects of 9/11 - as well as anthrax in the postal system.

The anthrax effect was especially troublesome. I expected this to be an event of very short duration, but it just went on and on terrifying people about what might be in their mailbox. (Unfortunately, our promotions were in there.) The fears lasted through the entire quarter - and only now are they starting to ease.

This was, of course, our busiest quarter. The effect turned out to be much more damaging than we had expected...especially for U.S. Books and Home Entertainment, U.S. magazines and QSP.

Even so, we were able to beat expectations in an environment where bad news came in every way, shape and form - except maybe for locusts. We continue to monitor the skies for them just in case.

Along with meeting EPS expectations, we also were pleased by our significant improvement in cash flows for the quarter.

We generated $152 million in free cash flow, an increase of nearly 40 percent over last year's quarter, despite a decline in net income. This was driven in large part by improvements in working capital.

This is our biggest quarter of the year, and our business generates a lot of cash, even in tough times.



As a result, we were able to:

1. Reduce net debt by more than $100 million, from $261 million down to $150 million.

2.    Repurchase Company shares at a cost of $36 million during the quarter.

      and...

3. Invest in a variety of new marketing channels, products, and partnerships, company-wide.

Now let's talk about the results:

Revenues declined by 5 percent, to $784 million. Segment operating profits were off by 19 percent, to $127 million. This was largely driven by a significant falloff in BHE results in the United States, reflecting continued softness in the U.S. business - along with advertising and circulation-related declines at U.S. Magazines.

In the U.S., our bright spot was Books Are Fun. It had an outstanding quarter. Revenue and operating income grew in double digits versus last year. This was achieved despite the loss of several hundred events around the time of 9/11. Revenue growth at Books Are Fun was driven by a 22 percent increase in school-event sales. In fact, all components of BAF were up in revenues and profits.

I will tell you - the success of Books Are Fun under such circumstances reinforces our confidence in that business. The growth opportunities are tremendous.

We will continue to expand the BAF sales force to drive up the number of events - while improving our marketing, merchandising and sales-per-event.

We also stepped up our efforts to leverage Books Are Fun as a marketing channel for our BHE business. We are developing a number of new products - both internally and through partners like Disney and Hasbro - to sell through the BAF channel.

It is a good thing that Books Are Fun was strong, because the rest of our U.S. BHE business had a very tough quarter. Revenue was off 43 percent, and the business reported a loss for the quarter.

We planned for a haircut, but this was worse than we expected. We significantly reduced product mailings and mail quantities, as we continued to limit our marketing exposure in the near term.

The idea is to give BHE the opportunity to develop new sweepstakes formats, alternative marketing channels and new products. In particular, we reduced General Books and video mailing volumes by approximately 50 percent.

As you may recall, last summer we began a complete reorganization of our U.S. BHE operations. We set out to produce new kinds of products, and to market them in different ways:

-     Affinity books in categories like health and home.
- Continuity items, such as soft cover Select Editions, card & binder products, and annuals.
-     Music packages targeting new types of customers.
- And Young Families products, for parents, grandparents or anyone who buys for children.

In the near term, these investments, particularly continuity products, produce a hit to the P&L. But over the longer term, they strengthen profitability.

Historically, continuity products like Select Editions have been among our highest-margin product lines.

Tom Gardner and his North America BHE team could not have asked for worse timing. 9/11 and the anthrax scare came right after the BHE reorganization. They were just beginning to re-invent their entire business in the United States when everything went crazy. Among other issues, you can imagine how hard it has been to test new sweepstakes formats in this environment.

On the product side, we are moving ahead with great new ideas. These include our first card-and-binder book series, Cooking Smart for a Healthy Heart. We promoted this in the second quarter and met expectations with nearly 300,000 new customer starts. About 40,000 customers ordered another new product, an annual continuity medical book. In the third quarter, we will promote a new book on arthritis, the first in a series targeted for people who have expressed an interest in specific medical subjects.

BHE is also testing new approaches to marketing. This included the use of outside lists for the promotion of the new, soft cover version of "Select Editions."

This generated about 600,000 new customer starts in the first half of the year, and we expect another 300,000 to 400,000 by year's end.

We marketed two new CD music packages via direct-response TV. We plan to do more of that in the third and fourth quarters. We will also market a new affinity book in the "Home" category, entitled PCs Made Easy.

We also just completed a small, but highly strategic acquisition to support Reader's Digest Young Families. We acquired the Child Development Toy Program from a subsidiary of D'Agostini Publishing of Italy. This is an early childhood product that we plan to market to new mothers while they are still in the hospital. We believe this will become the key entry-level product for our Young Families business.

Our goal for North America BHE is to approach breakeven profitability by the fourth quarter - and have this business on a positive track for next year.

Let's talk about the magazine business. As you know, industry-wide, both advertising and circulation are under a lot of pressure. We are not immune to those trends.

For our U.S. Magazines segment, revenue in the quarter fell by 8 percent, to $243 million.

The decline was driven by lower ad and circulation revenue, in part stemming from promotion disruptions related to 9/11 and the postal scare. To put this in perspective, we had to repeat a key Reader's Digest subscription promotion
- costing us an additional
$2 million. The first time, it was affected by 9/11; the second time by the extended anthrax scare.

During the quarter, advertising revenue at U.S. Reader's Digest magazine was down 17 percent.

Most of our smaller U.S. magazines were down this quarter. Our star was Selecciones, the Reader's Digest edition for U.S. Latinos. You may recall that we repositioned and expanded this magazine last year. Selecciones grew in just about every category - advertising, circulation, revenue and operating profit.

QSP had lower revenue - down about 4 percent - in large part because of the postponement of more than 2,000 event launches. The fall is QSP's main selling season, so they too ran right into 9/11.

In our last conference call, I said I hoped that QSP would be able to reschedule a lot of its events. In fact, this was not completely possible. In addition, many of the events that were rescheduled produced lower-than-usual results, because they were too close to the holidays. QSP does some promotion via direct mail, and of course, this was deeply affected by the anthrax scare.

Despite all this, QSP virtually equaled last year's record profitability for the quarter. We continue to be very bullish about QSP for the future.

Our International Businesses, the company's largest segment, had a healthy quarter. Once again, this dramatized the importance of our being a global company.
Revenues increased by 4 percent to $307 million, driven by growth in 13 of our 19 international business units. These encompass operations in some 50 countries.

Gains reflected new product launches, largely music series, and new marketing-channel development such as telemarketing and electronic direct mail.

We also made significant investments in those new products and marketing channels - which helped drive down operating profits despite the revenue increase. Also, some markets had weak performances - notably the United Kingdom, Australia and Argentina.

We expect more growth from our International Businesses. Investments made in the first half should generate an increase in profits in the second half, particularly in the fourth quarter.

In New Business Development, second quarter revenues jumped 17 percent to $23 million, up from $19 million in the year-ago period. We also reduced our losses by
8 percent as a result of revenue increases and cost reductions, particularly at Gifts.com, Inc.

Meanwhile, Financial Services produced solid results, growing revenue and operating profit by 21 percent and 81 percent respectively. These gains were offset by strategic investments made in Q2 for launching Books Are Fun and QSP in European countries, improving the vitamins program, and introducing another a new product -- The Family Handyman magazine in Australia.

Also in New Business Development, we had a significant breakthrough in our custom publishing effort with McMurry Publishing. You might have seen our announcement on Tuesday. We signed a five-year deal to publish the in-room magazine for the Ritz-Carlton Hotels.

Let's look ahead to the second half of Fiscal 2002.

We expect earnings in the second half in the range of $0.35 to $0.45 per share, up from $0.32 per share in the same period last year. We see the Fiscal 2002 results weighted toward later in the year, with $0.15 to $0.20 hitting in the third quarter and $0.20 to $0.30 in the fourth.

Many of the product and marketing investments we made in the first half of Fiscal 2002 will contribute to profitability in the second, mainly in the fourth quarter.
This is especially true in International markets where we have new series efforts in six countries.

Meanwhile, we will stay resolutely focused on our game plan, which we are confident will enable the company to build long-term, sustainable growth.

This means continuing with our re-engineering efforts, taking excess costs out of the business... Fixing BHE in the United States... Maintaining the strong cash flows, we achieved this quarter... Building on our international successes, and opening up new markets... Transplanting successful businesses like QSP and Books Are Fun from one country to another... Realizing the profits from our strategic investments in products and marketing channels... And finally, attracting new generations of readers to our flagship magazine, with what we like to call "The Quiet Revolution."

And speaking of... I would like to close by telling you about an important anniversary at Reader's Digest. Next month, the magazine will celebrate its 80th birthday. It may be hard to imagine, but it has been that long since DeWitt and Lila Wallace edited the first issue back in February 1922, working from their Greenwich Village apartment.

The Wallaces sold that first issue exclusively by mail. It cost 25 cents. Lila wrote that Reader's Digest was intended to be, quote, "a convenient means of keeping one's information account open... in compact form; easy to carry in the pocket and to keep for permanent reference."

From an initial print run of 5,000 copies, Reader's Digest grew to a monthly circulation today of nearly 25 million copies. It is published in 48 editions and 19 languages, and sold in more than 60 countries.

The magazine's founding goal was to deliver relevant articles with enduring value. That first issue had a story called, "The Future of Poison Gas." This February, our lead story is about "Terrorism," with a section on what people can do about... the threat of poison gas.

The world may not seem to change all that much, but our magazine has.

Our editorial team has done brilliant creative work on content and graphics to make the magazine new again.

This effort, involving every edition in all corners of the world, is intended to insure that Reader's Digest continues to be as fresh and vital as it was originally created to be.

Now, speaking of fresh and vital... I am pleased to introduce Mike Geltzeiler, our Chief Financial Officer, who has some additional matters to discuss.
Then, we would be happy to take your questions.

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